Exhibit (a)(1)(lxix)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank, trust company or other nominee.

July 16, 2014

NOTICE OF EXTENSION

of HudBay Minerals Inc.’s offer to purchase

all of the issued and outstanding common shares of

AUGUSTA RESOURCE CORPORATION

for consideration per Augusta Share of
0.315 of a Hudbay Share and
0.17 of a Hudbay Warrant

HudBay Minerals Inc. (the “Offeror”) hereby gives notice that it is extending its offer dated February 10, 2014, as amended by the Notices of Variation and Extension dated March 14, 2014, March 31, 2014, May 5, 2014, May 16, 2014, May 27, 2014, June 9, 2014, June 20, 2014 and July 2, 2014, and the Notice of Change dated April 24, 2014, (collectively, the “Original Offer”), to purchase, on and subject to the terms and conditions of the Original Offer, as amended, all of the issued and outstanding common shares (the “Augusta Shares”) of Augusta Resource Corporation (“Augusta”), other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding after February 10, 2014 but before the Expiry Time (as defined herein) upon the exercise, exchange or conversion of any securities of Augusta exercisable or exchangeable for, convertible into or otherwise conferring a right to acquire, any Augusta Shares, including, any options, warrants or convertible debentures (“Convertible Securities”), together with the associated rights issued under Augusta’s Shareholder Rights Plan, in order to extend the Original Offer to 5:00 p.m. (Toronto time) on July 29, 2014. The Original Offer, as amended and extended hereby, is referred to herein as the “Offer”. The Offeror has received conditional approval from the Toronto Stock Exchange (the “TSX”) to list the Hudbay Warrants issued as consideration under the Offer on the TSX.

Prior to the expiry time of the Offer on July 16, 2014, the Offeror: (i) confirmed that all of the conditions described in Section 4 of the Original Offer and Circular, “Conditions of the Offer”, had been satisfied; (ii) directed Equity Financial Trust Company (the “Depositary”) to take up the 116,233,761 Augusta Shares deposited at that time; and (iii) advised the Depositary that a subsequent offering period is being provided under U.S. securities laws and the Offer has been extended in accordance with Canadian securities laws until 5:00 P.M. (Toronto time) on July 29, 2014.

ALL OF THE CONDITIONS TO THE ORIGINAL OFFER HAVE BEEN SATISFIED AND

116,233,761 AUGUSTA SHARES HAVE BEEN TAKEN UP UNDER THE OFFER. HUDBAY NOW OWNS 139,292,346 (APPROXIMATELY 92%) OF THE OUTSTANDING AUGUSTA SHARES

THE ORIGINAL OFFER HAS BEEN EXTENDED, AND IS NOW OPEN FOR ACCEPTANCE
UNTIL 5:00 P.M. (TORONTO TIME) ON JULY 29, 2014

THE AUGUSTA BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT AUGUSTA SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR AUGUSTA SHARES TO THE OFFER

This extension constitutes a “subsequent offering period” under U.S. securities laws. A subsequent offering period does not constitute an extension of the Offer for purposes of U.S. securities laws, although it does constitute an extension of the Offer under Canadian securities laws.

Together with the Augusta Shares taken up under the Offer, the Offeror now owns 139,292,346 (approximately 92% of the outstanding) Augusta Shares.

This Notice of Extension should be read in conjunction with the Original Offer and the take-over bid circular (the “Original Circular”) dated February 10, 2014, as previously amended (the Original Offer together with the Original Circular collectively referred to as the “Original Offer and Circular”), and the letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) that accompanied the Notice of Extension dated July 2, 2014. The Original Offer and Circular, as amended by this Notice of Extension collectively constitute the “Offer and Circular”. Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular continue to be applicable in all respects. All references to the “Offer” in the Original Offer and Circular and this Notice of Variation and Extension mean the Original Offer as amended hereby, and all references in such documents to the “Circular” or the “Offer and Circular” mean the Original Offer and Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein that are defined in the Original Offer and Circular have the respective meanings given to them in the Original Offer and Circular.

The offering of Hudbay Shares and Hudbay Warrants pursuant to the Offer is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. The Offer is subject to applicable disclosure requirements in Canada. Augusta Shareholders should be aware that such requirements are different from those of the United States and may differ from those in other jurisdictions. Financial statements included or incorporated by reference in the Offer and Circular have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and are subject to Canadian auditing standards and auditor independence rules, and thus may not be comparable to financial statements of United States companies or companies incorporated in other jurisdictions. Augusta Shareholders in the United States should be aware that the disposition of Augusta Shares and acquisition of Hudbay Shares and Hudbay Warrants by them, as described in the Offer and Circular, may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described in the Offer and Circular and such holders are urged to consult their tax advisors. The enforcement by Augusta Shareholders of civil liabilities under U.S. federal or state securities laws or applicable laws of other jurisdictions may be affected adversely by the fact that the Offeror is incorporated under and governed by the laws of Canada, that its officers and directors may be residents of jurisdictions other than the United States or such other jurisdictions, that the experts named in the Circular may be residents of jurisdictions other than the United States or such other jurisdictions, that all or a substantial portion of the assets of the Offeror and such persons may be located outside the United States or such other jurisdictions, that some of Augusta’s officers and directors may be resident outside the United States or such other jurisdictions and that all or a substantial portion of the assets of Augusta and Augusta’s officers and directors may be located outside the United States or such other jurisdictions.

THE HUDBAY SHARES, HUDBAY WARRANTS AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY OTHER SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY OTHER SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories. Neither the Offeror nor any of its affiliates intends to make any such purchases during the period of the Offer.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference in the Offer and Circular are available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov, respectively.

The Depositary for the Offer is:		Information Agent for the Offer is:

Equity Financial Trust Company		Kingsdale Shareholder Services

The Dealer Managers for the Offer are:

In Canada		In the United States

GMP Securities L.P.	BMO Nesbitt Burns Inc.	Griffiths McBurney Corp.	BMO Capital Markets Corp.

Augusta Shareholders who have validly deposited and not withdrawn their Augusta Shares need take no further action to accept the Offer.

Registered Augusta Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on BLUE paper) that accompanied the Notice of Variation and Extension dated July 2, 2014, or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or Direct Registration System (DRS) Advices representing their Augusta Shares and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Augusta Shareholders may accept the Offer by following the procedure for guaranteed delivery set out in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on PINK paper) that accompanied the Notice of Variation and Extension dated July 2, 2014, or a manually executed facsimile thereof. Augusta Shareholders who hold their Augusta Shares with an investment advisor, stockbroker, bank, trust company or other nominee will not have received a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such nominee to tender their Augusta Shares.

Persons whose Augusta Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Augusta Shares under the Offer. Nominees likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Augusta Shareholders must instruct their investment advisor, stockbroker, bank, trust company or other nominee promptly if they wish to accept the Offer and tender their Augusta Shares.

Augusta Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Augusta Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer.

Questions and requests for assistance may be directed to Kingsdale Shareholder Services (the “Information Agent”), who can be contacted at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com; or to the Depositary at the addresses indicated on the last page of this document and additional copies of this document, the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, or any documents incorporated by reference or otherwise related to the Offer, may be obtained, without charge, upon request from the Depositary or the Information Agent at their respective offices shown on the last page of this document, and are accessible on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the Offeror’s website at www.hudbayminerals.com. These website addresses are provided for informational purposes only and no information contained on, or accessible from, these websites is incorporated by reference in the Offer and Circular unless otherwise expressly indicated in the Offer and Circular.

The information contained in this document is current only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable Law. Information in this document and in the Original Offer and Circular related to Augusta has been compiled from public sources — see “INFORMATION CONCERNING AUGUSTA” in the Original Offer and Circular.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Notice of Extension or the Original Offer and Circular, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary, the Information Agent or the Dealer Managers.

ADDITIONAL NOTICE TO UNITED STATES SHAREHOLDERS
AND OTHER SHAREHOLDERS OUTSIDE CANADA

The Offer is subject to Section 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the Exchange Act, and Regulation 14E promulgated by the SEC thereunder.

The Offeror has filed with the SEC a registration statement on Form F—10, which contains a prospectus relating to the Offer, a tender offer statement on a Schedule TO and other documents and information, as such documents have been amended, modified, supplemented or restated. AUGUSTA SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFEROR, AUGUSTA AND THE OFFER. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at www.sec.gov. All such materials may also be obtained without charge at the Offeror’s website, www.hudbayminerals.com or by directing a written or oral request to the Information Agent for the Offer, Kingsdale Shareholder Services, at 1-866-229-8874 toll free in North America or at 1-416-867-2272 or by e-mail at contactus@kingsdaleshareholder.com or to the Vice President, Legal and Corporate Secretary of the Offeror at 25 York Street, Suite 800, Toronto, Ontario, telephone 1-416-362-8181.

Neither this document nor the Original Offer and Circular generally addresses the income tax consequences of the Offer to Augusta Shareholders in any jurisdiction outside Canada or the United States. Augusta Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of Augusta Shares may have tax consequences which may not be described in this document or the Original Offer and Circular. Accordingly, Augusta Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

The Original Offer and Circular also contains a cautionary note regarding mineral reserve and resource estimates prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects — see “CAUTIONARY NOTE REGARDING MINERAL RESERVES AND MINERAL RESOURCES” in the Original Offer and Circular.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Augusta Shares, together with the associated rights issued under the Shareholder Rights Plan, and is not made for any options, warrants or convertible debentures or any other rights to acquire Augusta Shares. Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Augusta Shares and deposit such Augusta Shares in accordance with the Offer. See Section 1 of the Original Offer, “The Offer”. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received certificates representing the Augusta Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in the Offer and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential tax consequences to them in connection with the decision to exercise or not exercise such securities.

CERTAIN CALCULATIONS

Calculations of percentage amounts set forth in this Notice of Extension are based on 151,473,234 Augusta Shares outstanding as at July 16, 2014.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Notice of Extension contains “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”) within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes information that relates to, among other things, statements with respect to the anticipated timing, mechanics and completion and settlement of the Offer and any subsequent acquisition transaction. Forward-looking information is not, and cannot be, a guarantee of future results or events. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Offeror at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward-looking information. The material factors or assumptions that the Offeror identified and applied in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to, the accuracy of Augusta’s representations in the Support Agreement (as defined in the Offer and Circular ) and no significant and continuing adverse changes in general economic conditions or conditions in the financial markets.

The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking information may include, but are not limited to, the market value of the Hudbay Shares and Hudbay Warrants received as consideration under the Offer and the impact of such issuance on the market price of the Hudbay Shares, the inaccuracy of Augusta’s representations in the Support Agreement upon which the Offer is predicated, the triggering of change of control provisions in Augusta’s agreements leading to adverse consequences, Augusta becoming a majority-owned subsidiary of the Offeror after consummation of the Offer, as well as the risks discussed under the heading “Risk Factors” in the Original Offer and Circular and other documents filed with Canadian and U.S. securities regulatory authorities. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking information. Accordingly, the reader should not place undue reliance on forward-looking information. The Offeror does not assume any obligation to update or revise any forward-looking information after the date of this Notice of Extension or to explain any material difference between subsequent actual events and any forward-looking information, except as required by applicable law.

The Original Offer and Circular also contains forward looking information and this cautionary note should be read in conjunction with the Cautionary Note Regarding Forward Looking Statements in the Original Offer and Circular.

NOTICE OF EXTENSION

July 16, 2014

TO: THE HOLDERS OF COMMON SHARES OF AUGUSTA RESOURCE CORPORATION

This Notice of Extension amends and supplements the Original Offer and Circular, pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Augusta Shares, other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date of the Original Offer and Circular but prior to the Expiry Time, together with the associated rights issued under the Shareholder Rights Plan, for consideration per Augusta Share of 0.315 of a Hudbay Share and 0.17 of a Hudbay Warrant.

It is anticipated that members of the Offeror’s current management team will assume management positions with Augusta and replace Augusta’s current senior management team and certain members of the Augusta Board of Directors will be replaced by nominees of the Offeror. In particular, David S. Bryson, Alan T. C. Hair, Patrick Donnelly and Patrick Merrin will be appointed to the Augusta Board of Directors, joining current directors Lenard F. Boggio, Timothy Baker and W. Durand Eppler.  Gilmour Clausen, Christopher M. H. Jennings, Robert P. Pirooz, Robert P. Wares and Richard W. Warke will resign from the Augusta Board of Directors.

The Offeror and Augusta have entered into a loan agreement (the “Loan Agreement”) pursuant to which the Offeror has agreed to provide an unsecured loan facility in the maximum aggregate amount of C$40 million to Augusta and Augusta Resource (US) Corporation.  Such loan will accrue interest on the unpaid principal amount at a rate of 8% per annum, calculated and compounded quarterly. Advances under the Loan Agreement are subject to customary conditions in the circumstances, including the change to the Augusta Board of Directors described above, and there being no event of default with respect to either borrower.  The loan is intended to provide short-term working capital amounts to Augusta and Augusta Resource (US) Corporation.

1.                                      Satisfaction of Conditions

Prior to the expiry time of the Offer on July 16, 2014, the Offeror confirmed that all of the conditions described in Section 4 of the Original Offer and Circular, “Conditions of the Offer”, had been satisfied.

2.                                      Take Up of Augusta Shares

Prior to the expiry of the Offer on July 16, 2014, the Offeror: (i) confirmed that all of the conditions described in Section 4 of the Original Offer and Circular, “Conditions of the Offer”, had been satisfied; (ii) directed the Depositary to take up the 116,233,761 Augusta Shares deposited at that time; and (iii) advised the Depositary that a subsequent offering period is being provided under U.S. securities laws and the Offer has been extended in accordance with Canadian securities laws until 5:00 P.M. (Toronto time) on July 29, 2014.

Together with the Augusta Shares taken up under the Offer, the Offeror now owns 139,292,346 (approximately 92%) of the outstanding Augusta Shares.

The Offeror will pay for Augusta Shares taken up as soon as practicable hereafter and in any event no later than July 21, 2014, in the manner described in Section 6 of the Original Offer, “Take Up of and Payment for Deposited Augusta Shares”.

3.                                      Extension of the Offer/Subsequent Offering Period

The Offeror has extended the time for acceptance of the Offer to 5:00 p.m. (Toronto time) on July 29, 2014. Accordingly, the definition of “Expiry Date” in the “Glossary” section of the Original Offer and Circular is hereby deleted and replaced by the following:

“Expiry Date” means July 29, 2014 or such later date or dates to which the Offer may be extended from time to time by the Offeror in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”;

In addition, all references to “5:00 p.m. (Toronto time) on July 16, 2014” in the Original Offer and Circular are amended to refer to “5:00 p.m. (Toronto time) on July 29, 2014”.

This extension under Canadian securities laws constitutes a “subsequent offering period” under U.S. securities laws. A subsequent offering period does not constitute an extension of the Offer for purposes of U.S. securities laws, although it does constitute an extension of the Offer under Canadian securities laws. The same form and amount of consideration will be paid to Augusta Shareholders depositing Augusta Shares during this extension as will be paid to Augusta Shareholders whose Augusta Shares have been taken up under the Offer on July 16, 2014.

4.                                      Time for Acceptance

The Offer is now open for acceptance until 5:00 p.m. (Toronto time) on July 29, 2014. Augusta Shareholders who have validly deposited and not withdrawn their Augusta Shares need take no further action to accept the Offer. If the Offeror elects to

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provide for a further subsequent offering period, it will do so by extending the Expiry Time beyond the end of this subsequent offering period. In such instance, the Offeror will announce the results of the Offer, including the approximate number and percentage of Augusta Shares deposited to date, no later than 9:00 a.m. (Toronto time) on the next business day after the expiration date of this subsequent offering period and immediately begin the further subsequent offering period. There is no assurance that the Offeror will further extend the Offer.

5.                                      Manner of Acceptance

Registered Augusta Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on BLUE paper) that accompanied the Notice of Variation and Extension dated July 2, 2014, or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or DRS Advices representing their Augusta Shares and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Augusta Shareholders may accept the Offer by following the procedure for guaranteed delivery set out in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on PINK paper) that accompanied the Notice of Variation and Extension dated July 2, 2014, or a manually executed facsimile thereof. Augusta Shareholders who hold their Augusta Shares with an investment advisor, stockbroker, bank, trust company or other nominee will not have received a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such nominee to tender their Augusta Shares.

6.                                      Take Up of and Payment for Deposited Augusta Shares

The Offeror has instructed the Depositary to take up all Augusta Shares validly deposited under the Offer prior to 5:00 p.m. (Toronto time) on July 16, 2014 and not properly withdrawn.  The Offeror will pay for Augusta Shares taken up as soon as practicable thereafter and in any event within three business days thereafter.  By so taking up and paying for Augusta Shares validly deposited under the Offer and not properly withdrawn, the Offeror will comply with the requirement under Canadian law to take up such Augusta Shares within ten days following their deposit and paying for such shares within three business days thereafter. See Section 6 of the Original Offer, “Take Up of and Payment for Deposited Augusta Shares”.

7.                                      Withdrawal of Deposited Augusta Shares

Augusta Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Augusta Shareholder at any time before the Augusta Shares have been taken up by the Offeror under the Offer and in the other circumstances described in Section 8 of the Original Offer, “Withdrawal of Deposited Augusta Shares”. Except as so indicated or as otherwise required or permitted by applicable Laws, deposits of Augusta Shares are irrevocable. Augusta Shares deposited pursuant to the Offer at or prior to 5:00 p.m. (Toronto time) on July 16, 2014 may no longer be withdrawn.

8.                                     Consequential Amendments to the Original Offer and Circular and Other Documents

The Original Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery shall be read together with this Notice of Extension and are hereby amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Extension.

Except as otherwise set forth in or amended by this Notice of Extension, the terms and conditions of the Offer and the information in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects.

9.                                      Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of Augusta with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

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10.                               Directors’ Approval

The contents of this Notice of Extension have been approved, and the sending thereof to the Augusta Shareholders has been authorized by the Hudbay Board of Directors.

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APPROVAL AND CERTIFICATE OF HUDBAY MINERALS INC.

The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Dated: July 16, 2014.

(Signed) DAVID GAROFALO	(Signed) DAVID S. BRYSON

President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

On behalf of the Board of Directors

(Signed) G. WESLEY VOORHEIS	(Signed) SARAH B. KAVANAGH
Director	Director

The Depositary for the Offer is:

By Registered Mail, Mail, Hand or Courier

Toronto

200 University Avenue
Suite 300
Toronto, Ontario

M5H 4H1

Attention:  Corporate Actions

Inquiries

North American Toll Free:  1-866-393-4891

Telephone:  416-361-0930 ext. 205

Facsimile:  416-361-0470

E-Mail:  corporateactions@equityfinancialtrust.com

THE INFORMATION AGENT FOR THE OFFER IS:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-866-229-8874

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272